Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1/A8) of Stuart King Capital Corp. of our report dated June 24, 2013, with respect to the balance sheets as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the year ended December 31, 2012, for the period from inception on April 7, 2011 to December 31, 2011 and for the period from inception on April 7, 2011 to December 31, 2012 to be included in this Registration Statement.

/s/ Sam Kan & Company
Firm’s Signature

Alameda, CA
City, State

August 8, 2013
Date